CSI COMPRESSCO LP ANNOUNCES
SECOND QUARTER 2021 RESULTS

THE WOODLANDS, Texas (July 30, 2021) / PRNewswire / - CSI Compressco LP (“CSI Compressco,” “CCLP” or the “Partnership”) (NASDAQ: CCLP) today announced second quarter 2021 results.

Second Quarter 2021 Summary:

•Total revenues for the second quarter 2021 were $69.8 million, compared to $65.7 million in the first quarter 2021.
•Compression and related services revenue increased sequentially to $55.3 million in the second quarter 2021 compared to $54.2 million in the first quarter 2021.
•Net loss was $12.1 million, including $0.7 million in non-recurring charges compared to a net loss of $14.5 million in the first quarter 2021 which included $0.4 million in non-recurring charges.
•Adjusted EBITDA was $23.1 million compared to $21.1 million in the first quarter 2021. The second quarter of 2021 Adjusted EBITDA included a $0.1 million benefit from the sale of used equipment compared to a $0.5 million benefit in the first quarter 2021.
•Distributable cash flow was $6.5 million compared to $4.3 million in the first quarter 2021.
•Distribution coverage ratio was 13.3x in the second quarter 2021 compared to 8.9x in the first quarter 2021.
•Second quarter of 2021 distribution of $0.01 per common unit will be paid on August 13, 2021.
Second Quarter 2021

“In the second quarter of 2021, we saw business activity starting to increase which is reflected in our results. Revenues, Adjusted EBITDA and fleet utilization all improved sequentially compared to the first quarter of 2021. We continue to see this trend improve in actual signed contracts for additional compression as well as additional forward looking quotes and activity. While we cannot predict with certainty the rest of the year’s performance, the trends continue to give us optimism that 2021 will improve as the year progresses. Our customers appear more confident in their projected activity for the rest of the year and are starting to execute around those plans. We have received a number of signed orders in the second quarter both in idle equipment going back to work and some orders for new large horsepower units. These contracted units will begin deploying in the third quarter and continue through the first quarter of 2022. The overall impact of this customer activity, if it continues, is that in the second half of 2021 both the contract compression business and the aftermarket services business should continue to see improving utilization and margins” commented John Jackson, Chief Executive Officer of CSI Compressco.

“We remain excited about the future of the Partnership and the industry overall. While the improving market trends exist, we recognize that risk around results may persist during 2021, but we are optimistic about both the near-term activity levels and long-term future of the compression industry. Capital efficiency, cost management and customer service are areas we continue to aggressively pursue as these are areas we can control. We expect to deliver the highest levels of service and performance to our customers as we have the people and assets in place that allow us to execute efficiently in any environment. We believe the natural gas business has a bright future and is a critical component of the energy infrastructure both today and in the transition in the energy markets in the years ahead.”

Cash used in operating activities was $(9.7) million in the second quarter, compared to cash provided by operating activities of $9.6 million in the first quarter. Distributable cash flow in the second quarter was $6.5 million, resulting in a distribution coverage ratio of 13.3x.

    This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”): Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Please see Schedules B-E for reconciliations of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

    Unaudited results of operations for the quarter ended June 30, 2021 compared to the prior quarter and the corresponding prior year quarter are presented in the table below.

	Three Months Ended
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Q2-2021 v Q1-2021	Q2-2021 v Q2-2020
	(In Thousands, except percentage changes)
Net loss	$(12,085)	$(14,465)	$(24,578)	16%	51%
Adjusted EBITDA	$23,085	$21,085	$27,047	9%	(15)%
Distributable cash flow	$6,486	$4,321	$8,405	50%	(23)%
Net cash provided by (used in) operating activities	$(9,686)	$9,614	$4,823	(101)%	(101)%
Free cash flow	$(15,056)	$5,135	$3,698	(393)%	(507)%

As of June 30, 2021, total compressor fleet horsepower was 1,181,485 and fleet horsepower in service was 908,614 for an overall fleet utilization rate of 76.9% (we define the overall service fleet utilization rate as the service compressor fleet horsepower in service divided by the total compressor fleet horsepower). Idle horsepower equipment under repair is not considered utilized, but we do count units on standby as utilized when the client is being billed a standby service rate.
Balance Sheet

    Cash on hand at the end of the second quarter was $8.3 million. No amounts were drawn nor outstanding on the Partnership’s asset-based loan at the end of the second quarter. Our debt consists of $80.7 million of unsecured bonds due in August 2022, $400.0 million of first lien secured bonds due in 2025 and $159.9 million of second lien secured bonds due in 2026. Net leverage ratio at the end of the quarter was 6.5X.

Capital Expenditures - 2021 Expectations

    We expect capital expenditures for 2021 to be between $45.0 million and $50.0 million. The forecast includes between $21.0 million and $23.0 million for capital growth. Maintenance capital expenditures are expected to be between $20.0 million and $22.0 million. Investments in the Helix digitally enhanced compression system and other technologies are expected to be between $4.0 million and $5.0 million.

Second Quarter 2021 Cash Distribution on Common Units

    On July 19, 2021, the board of directors of our General Partner declared a cash distribution attributable to the quarter ended June 30, 2021 of $0.01 per outstanding common unit. This distribution equates to a distribution of $0.04 per outstanding common unit on an annualized basis. This distribution will be paid on August 13, 2021 to each of the holders of common units of record as of the close of business on July 30, 2021. The distribution coverage ratio for the second quarter of 2021 was 13.3x.

Conference Call

    CSI Compressco will host a conference call to discuss second quarter results today, July 30, 2021, at 11:00 a.m. Eastern Time. The phone number for the call is 1-866-374-8397. The conference call will also be available by live audio webcast and may be accessed through CSI Compressco’s website at www.csicompressco.com. An audio replay of the conference call will be available at 1-877-344-7529, conference number 10158212, for one week following the conference call and the archived webcast will be available through CSI Compressco’s website for thirty days following the conference call.

CSI Compressco Overview

    CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. CSI Compressco's compression and related services business includes a fleet of approximately 4,900 compressor packages providing approximately 1.2 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in Mexico. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco’s general partner is owned by Spartan Energy Partners.

Forward-Looking Statements

    This news release contains "forward-looking statements" and information based on our beliefs and those of our general partner, CSI Compressco GP LLC. Forward-looking statements in this news release are identifiable by the use of the following words and other similar words: "anticipates," "assumes," "believes," "budgets," "could," "estimates," "expectations," "expects," "forecasts," "goal," "intends," "may," "might," "plans," "predicts," "projects," "schedules," "seeks," "should," "targets," "will," and "would." These forward-looking statements include statements, other than statements of historical fact, including anticipated return of standby equipment to in service, the redeployment of idle fleet compressors, joint-bidding on potential projects with Spartan, commodity prices and demand for CSI Compressco's equipment and services and other statements regarding CSI Compressco's beliefs, expectations, plans, prospects and other future events, performance, and other statements that are not purely historical. Such forward-looking statements reflect our current views with respect to future events and financial performance, and are based on assumptions that we believe to be reasonable, but such forward-looking statements are subject to numerous risks and uncertainties, including but not limited to: economic and operating condition that are outside of our control, including the trading price of our common units; the severity and duration of the COVID-19 pandemic and related economic repercussions and the resulting negative impact on the demand for oil and gas, operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, remote work arrangements, and supply chain disruptions, other global or national health concerns; the current significant surplus in the supply of oil and the ability of OPEC and other oil producing nations to agree on and comply with supply limitations; the duration and magnitude of the unprecedented disruption in the oil and gas industry; the levels of competition we encounter; our dependence upon a limited number of customers and the activity levels of our customers; our ability to replace our contracts with our customers, which are generally short-term contracts; the availability of adequate sources of capital to us; our existing debt levels and our ability to obtain additional financing or refinancing; our ability to continue to make cash distributions, or increase cash distributions from current levels, after the establishment of reserves, payment of debt service and other contractual obligations; the restrictions on our business that are imposed under our long-term debt agreements; our operational performance; the credit and risk profile of Spartan Energy Partners; ability of our general partner to retain key personnel; risks related to acquisitions and our growth strategy; the availability of raw materials and labor at reasonable prices; risks related to our foreign operations; the effect and results of litigation, regulatory matters, settlements, audits, assessments, and contingencies; or potential material weaknesses in the future; information technology risks, including the risk of cyberattack; and other risks and uncertainties contained in our Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission ("SEC"), which are available free of charge on the SEC website at www.sec.gov. The risks and uncertainties referred to above are generally beyond our ability to control and we cannot predict all the risks and uncertainties that could cause our actual results to differ from those indicated by the forward-looking statements. If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results may vary from those indicated by the forward-looking statements, and such variances may be material. All subsequent written and verbal forward-looking statements made by or attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements we may make, except as may be required by law.

Reconciliation of Non-GAAP Financial Measures

The Partnership includes in this release the non-GAAP financial measures Adjusted EBITDA, distributable cash flow, distribution coverage ratio, free cash flow, and net leverage ratio. Adjusted EBITDA is used as a supplemental financial measure by the Partnership's management to:

•assess the Partnership's ability to generate available cash sufficient to make distributions to the Partnership's unitholders and general partner;
•evaluate the financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
•measure operating performance and return on capital as compared to those of our competitors; and
•determine the Partnership's ability to incur and service debt and fund capital expenditures.

The Partnership defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and before certain charges, including impairments, bad debt expense attributable to bankruptcy of customers, equity compensation, non-cash costs of compressors sold, gain on extinguishment of debt, write-off of unamortized financing costs, and excluding, severance and other non-recurring or unusual expenses or charges.

Distributable cash flow is used as a supplemental financial measure by the Partnership's management, as it provides important information relating to the relationship between our financial operating performance and our cash distribution capability. Additionally, the Partnership uses distributable cash flow in setting forward expectations and in communications with the board of directors of our general partner. The Partnership defines distributable cash flow as Adjusted EBITDA less current income tax expense, maintenance capital expenditures, interest expense, and severance expense, plus non-cash interest expense.

The Partnership believes that the distribution coverage ratio provides important information relating to the relationship between the Partnership's financial operating performance and its cash distribution capability. The Partnership defines the distribution coverage ratio as the ratio of distributable cash flow to the total quarterly distribution payable, which includes, as applicable, distributions payable on all outstanding common units, the general partner interest and the general partner's incentive distribution rights.

The Partnership defines free cash flow as net cash provided by operating activities less capital expenditures, net of sales proceeds. Management primarily uses this metric to assess our ability to retire debt, evaluate our capacity to further invest and grow, and measure our performance as compared to our peer group of companies.

The Partnership defines net leverage ratio as net debt (the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding outstanding letters of credit) divided by Adjusted EBITDA for calculating net leverage (Adjusted EBITDA as reported externally adjusted for certain items to comply with its credit agreement) for the trailing twelve-month period. Management primarily uses this metric to assess the Partnership's ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

These non-GAAP financial measures should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. These non-GAAP financial measures may not be comparable to Adjusted EBITDA, distributable cash flow, free cash flow or other similarly titled measures of other entities, as other entities may not calculate these non-GAAP financial measures in the same manner as CSI Compressco. Management compensates for the limitation of these non-GAAP financial measures as an analytical tool by reviewing the comparable U.S. GAAP measures, understanding the differences between the measures and incorporating this knowledge into management's decision-making process. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that CSI Compressco has available for distributions or that the Partnership plans to distribute for a given period, nor should they be equated to available cash as defined in the Partnership's partnership agreement.

Schedule A - Income Statement

Results of Operations (unaudited)
	Three Months Ended			Six Months Ended
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
	(In Thousands, Except per Unit Amounts)
Revenues:
Compression and related services	$55,329	$54,239	$56,284	$109,568	$122,049
Aftermarket services	14,289	11,001	15,737	25,290	33,707
Equipment sales	140	470	749	610	2,449
Total revenues	$69,758	$65,710	$72,770	$135,468	$158,205
Cost of revenues (excluding depreciation and amortization expense):
Cost of compression and related services	$26,597	$26,426	$25,395	$53,023	$57,003
Cost of aftermarket services	11,959	9,517	13,433	21,476	29,678
Cost of equipment sales	29	317	704	346	2,587
Total cost of revenues	$38,585	$36,260	$39,532	$74,845	$89,268
Depreciation and amortization	18,997	18,530	19,880	37,527	39,550
Impairments of long-lived assets	—	—	8,874	—	8,874
Insurance recoveries	—	—	(517)	—	(517)
Selling, general, and administrative expense	9,116	9,594	9,241	18,710	18,331
Interest expense, net	13,932	13,898	13,580	27,830	26,749
Other (income) expense, net	(97)	324	4,403	227	4,843
Loss before taxes and discontinued operations	$(10,775)	$(12,896)	$(22,223)	$(23,671)	$(28,893)
Provision for income taxes	1,019	1,507	961	2,526	1,157
Loss from continuing operations	$(11,794)	$(14,403)	$(23,184)	$(26,197)	$(30,050)
Loss from discontinued operations, net of taxes	$(291)	(62)	(1,394)	(353)	(8,158)
Net loss	$(12,085)	(14,465)	(24,578)	(26,550)	(38,208)
Net loss per basic and diluted common unit	$(0.25)	$(0.30)	$(0.51)	$(0.55)	$(0.79)

Schedule B - Reconciliation of Net Loss to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio

    The following table reconciles net loss to Adjusted EBITDA, distributable cash flow and distribution coverage ratio for the three and six month periods ended June 30, 2021, March 31, 2021 and June 30, 2020:

Results of Operations (unaudited)
Three Months Ended	Six Months Ended
Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
(In Thousands, except Ratios)
Net loss	$(12,085)	$(14,465)	$(24,578)	$(26,550)	$(38,208)
Interest expense, net	13,932	13,898	13,580	27,830	26,749
Provision for income taxes	1,019	1,507	961	2,526	1,157
Depreciation and amortization	18,997	18,530	19,880	37,527	39,550
Impairments of fixed assets and inventory	—	—	8,874	—	8,874
Non-cash cost of compressors sold	78	360	631	438	2,440
Equity compensation	477	833	488	1,310	812
Bond exchange expenses	—	—	4,755	—	4,755
Prior year sales tax accrual adjustment	367	—	—	367	—
Manufacturing engine order cancellation charge	300	—	—	300	—
Severance	—	114	1,084	114	1,356
Provision for income taxes, depreciation, amortization and impairments attributed to discontinued operations	—	—	395	—	6,020
Other	—	308	977	308	1,304
Adjusted EBITDA	$23,085	$21,085	$27,047	$44,170	$54,809

Less:
Current income tax expense	417	1,102	615	1,519	819
Maintenance capital expenditures	3,685	3,440	3,951	7,125	10,441
Interest expense	13,932	13,898	13,580	27,830	26,749
Severance and other	667	422	2,061	1,089	2,660
Plus:
Non-cash items included in interest expense	2,102	2,098	1,565	4,200	2,994
Distributable cash flow	$6,486	$4,321	$8,405	$10,807	$17,134

Cash distribution attributable to period	$487	$484	$480	$971	$958
Distribution coverage ratio	13.3x	8.9x	17.5	x	11.1x	17.9x

Schedule C - Reconciliation of Net Cash Provided by Operating Activities Operations to Free Cash Flow

    The following table reconciles net cash provided by operating activities to free cash flow for the three and six month periods ended June 30, 2021, March 31, 2021 and June 30, 2020:

Results of Operations (unaudited)
	Three Months Ended			Six Months Ended
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
	(In Thousands)
Net cash provided by (used in) operating activities	$(9,686)	$9,614	$4,823	$(72)	$18,180
Capital expenditures, net of sales proceeds	(5,370)	(4,479)	(1,125)	(9,849)	(7,608)
Free cash flow	$(15,056)	$5,135	$3,698	$(9,921)	$10,572

Schedule D – Reconciliation to Adjusted EBITDA Margin (unaudited)

	Three Months Ended			Six Months Ended
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Jun 30, 2021	Jun 30, 2020
Consolidated	(In Thousands, except Margin %)
Revenue	$69,758	$65,710	$72,770	$135,468	$158,205
Loss before taxes and discontinued operations	$(10,775)	$(12,896)	$(22,223)	$(23,671)	$(28,893)
Adjusted loss margin before taxes and discontinued operations	(15.4)%	(19.6)%	(30.5)%	(17.5)%	(18.3)%
Adjusted EBITDA (Schedule B)	$23,085	$21,085	$27,047	$44,170	$54,809
Adjusted EBITDA Margin	33.1%	32.1%	37.2%	32.6%	34.6%

Schedule E – Reconciliation of Net Loss to Adjusted EBITDA for Net Leverage Ratio Calculation (unaudited)
(in thousands, except ratios)

Twelve Months Ended
Jun 30, 2021

Net loss	$(62,182)
Interest expense, net	55,549
Provision for income taxes	4,494
Depreciation and amortization	78,035
Impairments and other charges	6,493
Non-cash cost of compressors sold	10,810
Equity Compensation	1,887
Financing Fees	137
Prior year sales tax accrual adjustment	367
Manufacturing engine order cancellation charge	300
Severance	792
Other	1,442
Adjusted EBITDA	$98,124
EBITDA adjustments to comply with Credit Agreement	(598)
Adjusted EBITDA for Net Leverage Calculation	$97,526

Debt Schedule	Jun 30, 2021
7.25% Senior Notes	80,722
7.50% First Lien Notes	400,000
10.00%/10.75% Second Lien Notes	159,919
Asset Based Loan	—
Letters of Credit	2,114
Cash on Hand	(8,305)
Net Debt	$634,450

Net Leverage Ratio (Net Debt/Adjusted EBITDA for Net Leverage Calculation)	6.5x

Schedule F – Balance Sheet

	June 30, 2021	December 31, 2020
(in thousands)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,305	$16,577
Trade accounts receivable, net of allowances for doubtful accounts of $1,040 as of June 30, 2021 and $1,333 as of December 31, 2020	52,173	43,837
Inventories	32,418	31,188
Prepaid expenses and other current assets	7,556	5,184
Current assets associated with discontinued operations	1	39
Total current assets	100,453	96,825
Property, plant, and equipment:
Land and building	13,246	13,259
Compressors and equipment	989,475	975,375
Vehicles	7,611	7,692
Construction in progress	8,407	12,763
Total property, plant, and equipment	1,018,739	1,009,089
Less accumulated depreciation	(490,212)	(457,688)
Net property, plant, and equipment	528,527	551,401
Other assets:
Intangible assets, net of accumulated amortization of $32,192 as of June 30, 2021 and $30,711 as of December 31, 2020	23,576	25,057
Operating lease right-of-use assets	28,730	32,637
Deferred tax asset	10	10
Other assets	3,710	4,036
Total other assets	56,026	61,740
Total assets	$685,006	$709,966
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$20,382	$19,766
Accrued liabilities and other	36,705	36,070
Amounts payable to affiliates	3,274	3,234
Current liabilities associated with discontinued operations	164	345
Total current liabilities	60,525	59,415
Other liabilities:
Long-term debt, net	641,471	638,631
Deferred tax liabilities	2,535	1,478
Long-term affiliate payable	11,296	—
Operating lease liabilities	20,529	24,059
Other long-term liabilities	558	11,716
Total other liabilities	676,389	675,884
Commitments and contingencies
Partners’ capital:
General partner interest	(1,269)	(885)
Common units (47,971,240 units issued and outstanding at June 30, 2021 and 47,352,291 units issued and outstanding at December 31, 2020)	(36,384)	(10,055)
Accumulated other comprehensive income (loss)	(14,255)	(14,393)
Total partners’ capital	(51,908)	(25,333)
Total liabilities and partners’ capital	$685,006	$709,966

Investor Contact for further information:
Jon Byers
CSI Compressco LP,
The Woodlands, Texas,
Phone: (281) 364-2279,
jbyers@csicompressco.com
www.csicompressco.com